WHEELER ANNOUNCES DENNIS POLLACK’S ELECTION TO THE BOARD OF DIRECTORS AND APPOINTMENT TO THE AUDIT COMMITTEE
VIRGINIA BEACH, VA / ACCESSWIRE / September 5, 2023 / Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”), today announced the election of Dennis Pollack to the Company’s Board of Directors (the “Board”), and his appointment to the Audit Committee of the Board (the “Audit Committee”). Mr. Pollack’s election to the Board and appointment to the Audit Committee are effective as of September 5, 2023.
Stefani D. Carter, Chair of the Company’s Board, said: “We are thrilled to welcome Dennis to our team. With over 35 years of proven operational and financial experience, Dennis will be a valuable addition to Wheeler, and we look forward to his contributions to our Board and Audit Committee.”
Kerry G. Campbell, Chair of the Audit Committee, said: “I very much look forward to having Dennis join Sav Flemma and myself on the Audit Committee – his extensive financial expertise and experience are very impressive.”
Mr. Pollack served as the President and Chief Executive Officer of Prudential Bancorp, Inc. (NASDAQ: PBIP) from May 2016 to November 2022. In addition, Mr. Pollack has held numerous executive positions, including President of the Medical Division at Sony Corporation of America, President and CEO of the Connecticut Bank of Commerce, President and CEO of the Savings Bank of Rockland County, Chief Operating Officer at Paulson & Company, and President and CEO of Pegasus Funding Group. Mr. Pollack has also authored numerous articles on the state of banking which appeared in Bottomline Magazine and The Bankers Magazine. Mr. Pollack holds a B.S. in Economics from Seton Hall University, an M.B.A. from Columbia Business School, and a post-M.B.A. Diploma in Bank Lending from New York University.
“I am delighted to join Wheeler and look forward to working closely with my fellow Board members and management as we continue to drive value at the Company,” said Dennis Pollack.
Contact
Investor Relations: (757) 627-9088                            Email: investorrelations@whlr.us
About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.